Exhibit 99.2

News Release: IMMEDIATE RELEASE

For further information contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.379.7603

IRWIN FINANCIAL CORPORATION ANNOUNCES

EXECUTIVE TRANSITION

(Columbus, IN, December 13, 2007) Irwin Financial Corporation (NYSE: IFC), a bank holding company focusing on small business banking and consumer mortgage lending, today announced that it will eliminate the position of Executive Vice President held by Thomas D. Washburn as of December 30, 2007. Mr. Washburn will assume the title of Vice Chairman as of December 30, 2007 in order to assist the Corporation in the transition of his responsibilities to others, a role that will end by or before June 30, 2008.

Washburn, 60, joined Irwin in 1976 and held a variety of leadership positions at the Corporation and its principal operating segments during the ensuing 31 years. Mr. Washburn's current direct responsibilities as Chairman of the Corporation's three lines of business will transfer on December 30, 2007 to William I. Miller, the Corporation's Chairman and CEO.

"During his distinguished career, spanning four decades, Tom has been one of the primary architects of the transformation of this Corporation from a small-town, Indiana-centric community bank to its North American platform today," said Mr. Miller. "Tom's leadership has helped drive the Corporation's assets from $165 million to $6 billion today. More than that, he has been a valued mentor to many in the Corporation. Tom's insights, guidance, and future orientation have been instrumental to our growth over the past several decades."

"The Corporation, our home equity, and commercial banking segments are all making a number of restructuring changes in response to the current environment for financial services in order to reduce the Corporation's costs. In this context, Tom has graciously accepted this decision of the Corporation and, in addition, has offered to provide the Corporation with transition advice for a period of up to six months following the termination of his role as Executive Vice President of the Corporation and Chairman of our operating segments. We are fortunate that he will work with us to ensure a smooth transition in his duties," Mr. Miller concluded.

Mr. Washburn's separation agreement includes payment to him of approximately two times his current annual base salary and target bonus, in addition to benefits he has earned but not yet received under the Corporation's qualified defined benefit and supplemental executive retirement plans, equity-based compensation plans, as well as continuation of certain health insurance benefits. The cost to the Corporation of the separation agreement, which will be recognized in the current quarter, will be approximately $1.1 million, or approximately two cents per share. Mr. Washburn may choose to work for the Corporation at his option, in the role of Vice Chairman, to assist in the transition of his duties through June 30, 2008.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to small businesses and consumers in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which include the elimination of the position of Executive Vice President as of December 30, 2007, our estimate of the cost of Mr. Washburn's separation agreement and our intention to recognize the cost in the current quarter.

We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

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